EXHIBIT 99.1
Carter Validus Mission Critical REIT II, Inc.
Third Quarter 2019 Results
TAMPA, FL (November 15, 2019) - Carter Validus Mission Critical REIT II, Inc., or the Company, a public, non-traded real estate investment trust focused on net-leased data center and healthcare properties, announced operating results for the third quarter ended September 30, 2019.
Quarter Ended September 30, 2019 and Subsequent Highlights

•	Net loss attributable to common stockholders totaled $9.6 million.

•	Net operating income, or NOI, totaled $37.3 million.

•	Funds from operations, or FFO, attributable to common stockholders equaled $19.6 million.

•	Modified funds from operations, or MFFO, attributable to common stockholders equaled $15.7 million.

•	The Company purchased five healthcare properties for approximately $69.9 million.

•	On October 4, 2019, the Company completed a merger transaction with Carter Validus Mission Critical REIT, Inc., or CVREIT.
Michael Seton, the Company’s Chief Executive Officer and President, stated, “We are pleased with the recent growth in our portfolio, both through off-market property acquisitions and the acquisition of Carter Validus Mission Critical REIT, Inc., which we successfully completed on October 4th. We continue to prioritize strategic initiatives to maximize stockholder value, with a focus on aggressive asset management and growing our income stream organically.”
An explanation of FFO, MFFO, NOI and Tenant Reimbursements as well as reconciliations of such non-GAAP financial measures, which should not be considered alternatives to GAAP measures, to the most directly comparable U.S. GAAP measures, is included at the end of this release.
Financial Results
Quarter Ended September 30, 2019, Compared to Quarter Ended September 30, 2018

•
Net loss attributable to common stockholders was $9.6 million for the quarter ended September 30, 2019, a decrease of 225%, compared to net income attributable to common stockholders of $7.7 million for the quarter ended September 30, 2018.

•	FFO attributable to common stockholders was $19.6 million for the quarter ended September 30, 2019, a decrease of 13%, compared to $22.6 million for the quarter ended September 30, 2018.

•	MFFO attributable to common stockholders was $15.7 million for the quarter ended September 30, 2019, a decrease of 13%, compared to $18.1 million for the quarter ended September 30, 2018.

The reductions in net income attributable to common stockholders during the periods presented above are primarily the result of write-offs in the third quarter of 2019. The Company recorded an impairment loss related to one healthcare real estate property of $13.0 million due to a tenant of the property, which was experiencing financial difficulty, vacating its space, and a second tenant indicating its desire to terminate its lease early, which the Company determined would be consistent with its strategic plans for the property. As a result of the low probability the lease would remain in place, the Company wrote off the related straight-line rent, in-place lease intangible asset and below-market lease intangible liability in an aggregate amount of $0.4 million. The Company also wrote off deferred financing costs related to its bridge facility commitment, which terminated on August 7, 2019. The write-offs were partially offset by an increase in rental revenues from the acquisition of 13 real estate properties since October 1, 2018. The reductions in FFO during the periods presented above were the result of the same factors, except for the impairment loss on real estate and an in-place lease write-off, which are removed when calculating this metric. Additionally, the straight-line rent and below-market lease write-off, which are a part of rental revenue, were adjusted when calculating MFFO.
Operating Results
Quarter Ended September 30, 2019, Compared to Quarter Ended September 30, 2018

•	NOI was $37.3 million for the quarter ended September 30, 2019, an increase of 3%, compared to $36.1 million for the quarter ended September 30, 2018.

•	Total revenue was $48.1 million for the quarter ended September 30, 2019, an increase of 6%, compared to $45.5 million for the quarter ended September 30, 2018.
The increases in Operating Results during the periods presented above are primarily the result of 13 property acquisitions since October 1, 2018, partially offset by not recognizing rental revenue during the quarter ended September 30, 2019, from a healthcare tenant that was experiencing financial difficulties and whose lease was terminated on June 25, 2019, coupled with the write-off of straight-line rent and below-market lease, as discussed above.
Portfolio Overview
During the third quarter of 2019, the Company acquired five healthcare properties for an aggregate purchase price of $69.9 million. The properties total approximately 302,000 rentable square feet, are 100% leased to four tenants and have remaining lease terms ranging from 15 to 17 years as of September 30, 2019.
As of September 30, 2019, the Company owned 90 real estate properties, located in 46 markets, comprising approximately 6.1 million of rentable square feet with an aggregate purchase price of approximately $1.9 billion. The Company's properties had a weighted average occupancy of 97% and weighted average remaining lease term of 9.4 years.
Balance Sheet and Liquidity
As of September 30, 2019, the Company had total principal debt outstanding of $906.5 million, consisting of $466.5 million of notes payable and $440.0 million of the credit facility with a net debt leverage ratio, which is the ratio of principal debt outstanding less cash to fair market value plus the total aggregate purchase price of properties acquired after the net asset value date of June 30, 2018, of 40.8%. The Company’s outstanding debt was comprised of 79% fixed rate debt (including debt fixed through the use of interest rate swaps) and 21% variable rate debt.

As of September 30, 2019, the Company had liquidity of approximately $179.5 million, consisting of $68.0 million in cash and cash equivalents and $111.5 million in borrowing base availability on the credit facility.
On August 7, 2019, in anticipation of the merger, the Company and certain of the Company's subsidiaries entered into an amendment to the credit facility, or the A&R Credit Agreement, with KeyBank National Association, or KeyBank, to amend the borrower from the Company's operating partnership to the Company. The A&R Credit Agreement increased the maximum commitment available under the Company's credit facility from $700.0 million to an aggregate of up to $780.0 million, consisting of a $500.0 million revolving line of credit, with a maturity date of April 27, 2022, subject to the Company's right to one 12-month extension period, and a $280.0 million term loan, with a maturity date of April 27, 2023.
Simultaneously with the A&R Credit Agreement's execution, on August 7, 2019, the Company and certain of the Company's subsidiaries entered into the Senior Unsecured Term Loan Agreement, or the Term Loan, with KeyBank, for the maximum commitment available of up to $520.0 million with a maturity date of December 31, 2024, which was funded upon consummation of the merger on October 4, 2019.
Third Quarter 2019 Distributions
During the third quarter of 2019, the Company paid aggregate distributions of $21.7 million ($11.3 million in cash and $10.4 million reinvested in shares of common stock pursuant to its distribution reinvestment plan, or DRIP).
The Company declared weighted average distributions per share of common stock in the amount of $0.16 in the quarters ended September 30, 2019 and 2018.
The Company paid aggregate distributions and declared distributions per share of each class of common stock as follows:
Class A Shares:

•	paid distributions of $13.6 million for the quarter ended September 30, 2019 ($7.4 million in cash and $6.2 million reinvested in shares of common stock pursuant to the DRIP); and

•	declared distributions per share of $0.17 for the quarter ended September 30, 2019.
Class I Shares:

•	paid distributions of $2.1 million for the quarter ended September 30, 2019 ($1.2 million in cash and $0.9 million reinvested in shares of common stock pursuant to the DRIP); and

•	declared distributions per share of $0.17 for the quarter ended September 30, 2019.
Class T Shares:

•	paid distributions of $5.5 million for the quarter ended September 30, 2019 ($2.5 million in cash and $3.0 million reinvested in shares of common stock pursuant to the DRIP); and

•	declared distributions per share of $0.14 for the quarter ended September 30, 2019.
Class T2 Shares:

•	paid distributions of $0.5 million for the quarter ended September 30, 2019 ($0.2 million in cash and $0.3 million reinvested in shares of common stock pursuant to the DRIP); and

•	declared distributions per share of $0.14 for the quarter ended September 30, 2019.

Completion of Merger with CVREIT
On October 4, 2019, the Company announced the completion of the merger with CVREIT in a cash and stock transaction for the total consideration transferred for the merger to CVREIT stockholders of approximately $952.8 million, consisting of $178.8 million in cash and $774.0 million in equity. As a result of the merger, as of October 4, 2019, the Company's real estate portfolio was comprised of 150 healthcare and data center properties in 70 markets, encompassing approximately 8.7 million rentable square feet with a weighted average remaining lease term of 10.1 years, which represented approximately $3.2 billion of total real estate investments.
Post-Merger Distributions
The following table summarizes the daily post-merger distributions approved and authorized by the Company's board of directors subsequent to September 30, 2019:

Authorization Date (1)	Common Stock	Daily Distribution Rate (1)	Annualized Distribution Per Share
October 2, 2019	Class A	$0.001369863	$0.50
October 2, 2019	Class I	$0.001369863	$0.50
October 2, 2019	Class T	$0.001116438	$0.41
October 2, 2019	Class T2	$0.001116438	$0.41

Authorization Date (2)	Common Stock	Daily Distribution Rate (2)	Annualized Distribution Per Share
October 28, 2019	Class A	$0.001369863	$0.50
October 28, 2019	Class I	$0.001369863	$0.50
October 28, 2019	Class T	$0.001116438	$0.41
October 28, 2019	Class T2	$0.001116438	$0.41

Authorization Date (3)	Common Stock	Daily Distribution Rate (3)	Annualized Distribution Per Share
November 7, 2019	Class A	$0.001369863	$0.50
November 7, 2019	Class I	$0.001369863	$0.50
November 7, 2019	Class T	$0.001116438	$0.41
November 7, 2019	Class T2	$0.001116438	$0.41

Authorization Date (4)	Common Stock	Daily Distribution Rate (4)	Annualized Distribution Per Share
November 7, 2019	Class A	$0.001366120	$0.50
November 7, 2019	Class I	$0.001366120	$0.50
November 7, 2019	Class T	$0.001113388	$0.41
November 7, 2019	Class T2	$0.001113388	$0.41

(1)
Distributions approved and authorized to stockholders of record as of the close of business on each day of the period commencing on October 4, 2019, the date of the merger, and ending on October 31, 2019. The distributions were calculated based on 365 days in the calendar year. The distributions declared for each record date in October 2019 were paid in November 2019. The distributions paid to stockholders were from legally available funds therefor.

(2)
Distributions approved and authorized to stockholders of record as of the close of business on each day of the period commencing on November 1, 2019 and ending on November 30, 2019. The distributions will be calculated based on 365 days in the calendar year. The distributions declared for each record date in November 2019 will be paid in December 2019. The distributions will be payable to stockholders from legally available funds therefor.

(3)
Distributions approved and authorized to stockholders of record as of the close of business on each day of the period commencing on December 1, 2019 and ending on December 31, 2019. The distributions will be calculated based on 365 days in the calendar year. The distributions declared for each record date in December 2019 will be paid in January 2020. The distributions will be payable to stockholders from legally available funds therefor.

(4)
Distributions approved and authorized to stockholders of record as of the close of business on each day of the period commencing on January 1, 2020 and ending on February 29, 2020. The distributions will be calculated based on 366 days in the calendar year. The distributions declared for each record date in January 2020 and February 2020 will be paid in February 2020 and March 2020, respectively. The distributions will be payable to stockholders from legally available funds therefor.

Amended and Restated Share Repurchase Program
On October 2, 2019, the Company's board of directors approved an amended and restated share repurchase program for the combined company following the merger, or the SRP. The SRP will apply beginning with repurchases made on the first quarter repurchase date of 2020, which is expected to be January 30, 2020. For purposes of determining whether any former CVREIT stockholder qualifies for participation under the SRP, former CVREIT stockholders will receive full credit for the time they held CVREIT common stock prior to the closing of the merger.
Supplemental Information
The Company routinely announces material information to investors and the marketplace using press releases, SEC filings and the Company's website at www.cvmissioncriticalreit2.com. The information that the Company posts to its website may be deemed material. Accordingly, the Company encourages investors and others interested in the Company to routinely monitor and review the information that the Company posts on its website, in addition to following the Company's press releases and SEC filings. A glossary of definitions and other supplemental information may be found attached to the Current Report on Form 8-K filed on November 15, 2019. A comprehensive listing of the Company's properties is available at www.cvmissioncriticalreit2.com.
About Carter Validus Mission Critical REIT II, Inc.
Carter Validus Mission Critical REIT II, Inc. is a public, non-traded corporation headquartered in Tampa, Florida, that currently qualifies and is taxed as a real estate investment trust that engages in the acquisition of quality income-producing commercial real estate with a focus on data centers and healthcare facilities. As of September 30, 2019, the Company owned 90 real estate properties, consisting of 29 data centers and 61 healthcare properties located in 46 markets across the United States.
Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs regarding operational strategies, anticipated events and trends, the economy, and other future conditions and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,”

“continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are subject to various risks and uncertainties, and factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited availability of suitable investment opportunities; changes in interest rates, the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely impact the business of the Company; and other factors, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended 2018, and subsequent quarterly reports filed on Form 10-Q with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Investor Relations:

Miranda Davidson
IR@cvreit.com

Balance Sheet (amounts in thousands, except share data)

	(Unaudited) September 30, 2019	December 31, 2018
ASSETS
Real estate:
Land	$247,351	$246,790
Buildings and improvements, less accumulated depreciation of $112,138 and $84,594, respectively	1,444,110	1,426,942
Total real estate, net	1,691,461	1,673,732
Cash and cash equivalents	67,969	68,360
Acquired intangible assets, less accumulated amortization of $56,004 and $42,081, respectively	142,643	154,204
Right-of-use assets - operating leases	13,665	—
Other assets, net	73,631	67,533
Total assets	$1,989,369	$1,963,829
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable, net of deferred financing costs of $2,736 and $3,441, respectively	$463,770	$464,345
Credit facility, net of deferred financing costs of $3,088 and $2,489, respectively	436,912	352,511
Accounts payable due to affiliates	9,592	12,427
Accounts payable and other liabilities	35,643	29,555
Acquired intangible liabilities, less accumulated amortization of $10,976 and $7,592, respectively	53,701	57,606
Operating lease liabilities	10,485	—
Total liabilities	1,010,103	916,444
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share, 500,000,000 shares authorized; 146,803,214 and 143,412,353 shares issued, respectively; 137,438,343 and 136,466,242 shares outstanding, respectively	1,374	1,364
Additional paid-in capital	1,200,917	1,192,340
Accumulated distributions in excess of earnings	(215,943)	(152,421)
Accumulated other comprehensive (loss) income	(7,083)	6,100
Total stockholders’ equity	979,265	1,047,383
Noncontrolling interests	1	2
Total equity	979,266	1,047,385
Total liabilities and stockholders’ equity	$1,989,369	$1,963,829

Quarterly Statements of Comprehensive (Loss) Income Unaudited (amounts in thousands, except share data and per share amounts)

	Three Months Ended September 30,
	2019	2018
Revenue:
Rental revenue	$48,063	$45,518
Expenses:
Rental expenses	10,740	9,447
General and administrative expenses	2,239	1,244
Asset management fees	3,540	3,323
Depreciation and amortization	16,254	14,849
Impairment loss on real estate	13,000	—
Total expenses	45,773	28,863
Income from operations	2,290	16,655
Interest and other expense, net	11,920	8,938
Net (loss) income attributable to common stockholders	$(9,630)	$7,717
Other comprehensive (loss) income:
Unrealized (loss) income on interest rate swaps, net	$(2,123)	$972
Other comprehensive (loss) income	(2,123)	972
Comprehensive (loss) income attributable to common stockholders	$(11,753)	$8,689
Weighted average number of common shares outstanding:
Basic	137,063,509	132,467,127
Diluted	137,063,509	132,491,755
Net (loss) income per common share attributable to common stockholders:
Basic	$(0.07)	$0.06
Diluted	$(0.07)	$0.06
Distributions declared per common share	$0.16	$0.16

Use of Non-GAAP Information
Net operating income, a non-GAAP financial measure, is defined as total revenues, less rental expenses, which excludes depreciation and amortization, impairment loss on real estate, general and administrative expenses, asset management fees and interest and other expense, net. The Company believes that net operating income serves as a useful supplement to net (loss) income because it allows investors and management to measure unlevered property-level operating results and to compare operating results to the operating results of other real estate companies between periods on a consistent basis. Net operating income should not be considered as an alternative to net (loss) income determined in accordance with GAAP as an indicator of financial performance, and accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results, net operating income should be examined in conjunction with net (loss) income as presented in the condensed consolidated financial statements and data included on the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2019.
The following are reconciliations of net (loss) income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to net operating income for the three months ended September 30, 2019 and 2018 (amounts in thousands):

	Three Months Ended September 30,
	2019	2018
Revenue:
Rental revenue	$48,063	$45,518
Expenses:
Rental expenses	10,740	9,447
Net operating income	37,323	36,071

Expenses:
General and administrative expenses	2,239	1,244
Asset management fees	3,540	3,323
Depreciation and amortization	16,254	14,849
Impairment loss on real estate	13,000	—
Income from operations	2,290	16,655
Interest and other expense, net	11,920	8,938
Net (loss) income attributable to common stockholders	$(9,630)	$7,717
The Company generates its net operating income from property operations. In order to evaluate the overall portfolio, management analyzes the net operating income of same store properties. The Company defines "same store properties" as operating properties that were owned and operated for the entirety of both calendar periods being compared and excludes properties under development. By evaluating the property net operating income of the same store properties, management is able to monitor the operations of the Company's existing properties for comparable periods to measure the performance of the current portfolio and determine the effects of new acquisitions on net (loss) income.

The following table presents same store and non-same store components of net operating income for the three months ended September 30, 2019 and 2018 (amounts in thousands):

	Three Months Ended September 30,
	2019	2018
Revenue:
Same store rental revenue	$38,180	$38,509
Same store tenant reimbursements	6,611	6,365
Non-same store rental revenue and tenant reimbursements	3,268	675
Other operating income	4	(31)
Total rental revenue	48,063	45,518
Expenses:
Same store rental expenses	10,347	9,372
Non-same store rental expenses	393	75
Net operating income	$37,323	$36,071
One of the Company’s objectives is to provide cash distributions to its stockholders from cash generated by the Company’s operations. The purchase of real estate assets and real estate-related investments, and the corresponding expenses associated with that process, is a key operational feature of the Company’s business plan in order to generate cash from operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as FFO which the Company believes is an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to the Company’s net (loss) income as determined under GAAP.
The Company defines FFO, consistent with NAREIT’s definition, as net (loss) income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and asset impairment write-downs, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.
The Company, along with others in the real estate industry, consider FFO to be an appropriate supplemental measure of a REIT’s operating performance because it is based on a net (loss) income analysis of property portfolio performance that excludes non-cash items such as depreciation and amortization and asset impairment write-downs, which the Company believes provides a more complete understanding of its performance to investors and to its management, and when compared year over year, reflects the impact on the Company’s operations from trends in occupancy.
Publicly registered, non-listed REITs, such as the Company, typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operations. While other start-up entities may also experience significant acquisition activity during their initial years, the Company believes that publicly registered, non-listed REITs, like the Company, are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. The Company will use cash flows from operations and debt financings to acquire real estate assets and real estate-related investments, and the Company's board of directors will determine to pursue a liquidity event when it believes that the then-current market conditions are favorable; however, the Company's board of directors does not anticipate evaluating a liquidity event (i.e., listing of its shares of common stock on a national securities exchange, a sale, the sale of all or substantially all of its assets, or another similar transaction) until five to seven years after the termination of the primary offering of the Company's initial public offering, which is generally comparable to other publicly registered, non-listed REITs. Thus, the Company does not intend to continuously purchase real estate assets and intends to have a limited life. Due to these factors and other unique features of publicly registered, non-listed REITs, the Institute for Portfolio Alternatives, or the IPA, has standardized a measure known as modified funds from operations, or MFFO, which the Company believes to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-listed REIT. MFFO is a metric used by management to evaluate sustainable performance and dividend policy. MFFO is not equivalent to the Company’s net (loss) income as determined under GAAP.
The Company defines MFFO, a non-GAAP measure, consistent with the IPA’s definition in its Practice Guideline: FFO further adjusted for the following items included in the determination of GAAP net (loss) income: acquisition fees and expenses; amounts related to straight-line rental income and amortization of above and below intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net (loss) income; nonrecurring gains or losses included in net (loss) income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, adjustments related to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net (loss) income, and after adjustments for a consolidated and unconsolidated partnership and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company's MFFO calculation complies with the IPA’s Practice Guideline, described above. In calculating MFFO, the Company excludes amortization of above and below-market leases, along with the net of right-of-use assets - operating leases and operating lease liabilities, resulting from above- and below- market ground leases, and amounts related to straight-line rents (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payment) and ineffectiveness of interest rate swaps. The other adjustments included in the IPA’s Practice Guidelines are not applicable to the Company.

The following is a reconciliation of net (loss) income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the three months ended September 30, 2019 and 2018 (amounts in thousands, except share data and per share amounts):

	Three Months Ended September 30,
	2019	2018
Net (loss) income attributable to common stockholders	$(9,630)	$7,717
Adjustments:
Depreciation and amortization (1)	16,254	14,849
Impairment loss on real estate	13,000	—
FFO attributable to common stockholders	$19,624	$22,566
Adjustments:
Amortization of intangible assets and liabilities (2)	(1,285)	(1,086)
Operating leases	141	—
Straight-line rent (3)	(2,784)	(3,326)
Ineffectiveness of interest rate swaps	—	(49)
MFFO attributable to common stockholders	$15,696	$18,105
Weighted average common shares outstanding - basic	137,063,509	132,467,127
Weighted average common shares outstanding - diluted	137,063,509	132,491,755
Weighted average common shares outstanding - diluted for FFO	137,082,259	132,491,755
Net (loss) income per common share - basic	$(0.07)	$0.06
Net (loss) income per common share - diluted	$(0.07)	$0.06
FFO per common share - basic	$0.14	$0.17
FFO per common share - diluted	$0.14	$0.17

(1)
During the three months ended September 30, 2019, we wrote off one in-place lease intangible asset in the amount of approximately $0.5 million by accelerating the amortization of the acquired intangible asset.

(2)
Under GAAP, certain intangibles are accounted for at cost and reviewed for impairment. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges related to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate. During the three months ended September 30, 2019, we wrote off one below-market lease intangible liability in the amount of approximately $0.2 million by accelerating the amortization of the acquired intangible liability.

(3)
Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays if applicable). This may result in income recognition that is significantly different than the underlying contract terms. During the three months ended September 30, 2019, we wrote off approximately $0.1 million of straight-line rent. By adjusting for the change in straight-line rent receivable, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns with our analysis of operating performance.